Exhibit 10.4

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (this “Intercreditor Agreement”) is dated as of December 7, 2011, and is among the parties listed on the signature page of this Agreement as Creditors (each a “Creditor” and together the “Creditors”).

RECITALS:

A. MM PEACHTREE HOLDINGS, LP, a Delaware limited partnership (the “Borrower”) is a party to loan agreements dated as of the date hereof with each of the individual Creditors (as the same may be amended, modified or supplemented from time to time, each a “Loan Agreement” and together, the “Loan Agreements”).

B. Pursuant to the Loan Agreements, each of the Creditors have agreed to make loans (each a “Loan” and together the “Loans”) to the Borrower, all on the terms and conditions set forth in the Loan Agreement with Borrower to which each Creditor is a party.

C. The Creditors desire to set forth their agreement as to their respective rights under the Loan Agreements and any other loan documents related thereto (“Loan Document”).

NOW, THEREFORE, in consideration of the foregoing, the Creditors hereby agree as follows:

1. Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings given in the Loan Agreements.

2. Rights to Repayment.

(a) The Creditors hereby acknowledge and agree that notwithstanding the terms or provisions of any Loan Agreement or any Loan Document, the rights of the Creditors to repayment from Borrower under the Loan Agreements shall be pari passu and shall be considered as having the same priority.

(b) Payments received by any Creditor shall be applied pro rata based on the respective principal balances of the Loans at the time of receipt. If any Creditor receives a payment from the Borrower in excess of its appropriate pro rata share, it will hold such excess in trust for the other Creditors and promptly pay it over to the other Creditors.

3. Notices of Default and Action; Standstill Period. Each Creditor agrees to give each other Creditor a copy of any notice of default or notice of action against the Borrower to be sent by it to the Borrower prior to the sending of such notice to the Borrower, and to notify each other Creditor in writing by electronic mail, by hand delivery or by overnight courier prior to its exercising any remedy against the Borrower, and each Creditor agrees to defer the sending of any such notice to Borrower and to refrain from taking its initial enforcement action against Borrower for a period of fifteen (15) business days from the date of receipt of such notice by the other Creditors. During that fifteen-day period, if a Creditor or Creditors that have collectively agreed to loan to the Borrower amounts exceeding 44% of the total amounts that all Creditors have agreed to loan to Borrower under the Loan Agreements does not or do not object in writing, the Creditor may take such enforcement action thereafter against Borrower.

4. Full Force and Effect.

(a) The agreements set forth herein shall remain in full force and effect regardless of whether any Creditor in the future seeks to rescind, amend, terminate or reform, by litigation or otherwise, its respective agreements with the Borrower. The agreements made herein are solely for the purpose of establishing the relative priorities of the Creditors as among themselves and shall not inure to the benefit of any other person or entity (“Person”), except to the extent set forth in Section 7(c) below.

(b) The agreements set forth herein shall remain in full force and effect until the indefeasible payment in full in cash of all Obligations; provided that this Agreement shall be reinstated and remain in full force and effect if any payment to a Creditor is rescinded or otherwise must be restored or returned upon the bankruptcy of Borrower, or upon or as a result of any Proceeding, or otherwise, all as though such payment had not been made. For the purposes hereof, “Obligations” means (a) the Borrower’s obligations in respect of the due and punctual payment of principal of and interest on the Loans when and as due whether by maturity, acceleration or otherwise and (b) all fees, expenses, indemnities, reimbursements and other obligations, monetary or otherwise, of the Borrower under this Agreement or any Loan Document. For the purposes hereof, “Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

5. Effect of Bankruptcy Filing. This Intercreditor Agreement shall be applicable both before and after the commencement, whether voluntary or involuntary, of any case of the Borrower under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or other similar law and all references herein to the Borrower shall be deemed to apply to the Borrower as a debtor-in-possession and to any trustee in bankruptcy for the estate of the Borrower.

6. Additional Creditors. Additional lenders may be added to this Agreement upon the written consent of all parties hereto, the execution by such additional lenders of an additional signature page to this Agreement evidencing such lender’s agreement to be bound by the terms hereof, and the similar execution by such lenders of a loan agreement with Borrower and such other instruments and agreements as may be required by the Creditors then party hereto. The joinder of any such lender to this Agreement shall not in any way affect the rights or obligations of the Creditors then party hereto. Any such additional lender shall be deemed a “Creditor” for purposes of this Agreement.

7. Conflicts.

(a) The provisions of this Agreement are not intended to expand, modify or limit any of the rights and obligations of the Borrower on the one hand and the Creditors on the other as are otherwise set forth in this Agreement and/or the other Loan Documents. In the event of any conflict between any terms and conditions of this Agreement and the terms and conditions of the other Loan Documents (including other provisions of this Agreement) that govern the relationship, rights and obligations of the Borrower on the one hand and the Creditors on the other, the terms and conditions of such other Loan Documents (and other provisions of this Agreement) shall control, except as set forth in subsection (c) below.

(b) In the event of a conflict between any terms and conditions of this Agreement and the terms and conditions of the other Loan Documents (including other provisions of this Agreement) as such terms and conditions relate to the relationship, rights and obligations of the Creditors to, or with respect to, one another, the conflicting terms and conditions of this Agreement shall control.

(c) Notwithstanding anything to the contrary contained herein, the Creditors acknowledge and agree that (i) the Borrower and its general partner, Carter/Validus Operating Partnership, LP, a Delaware limited partnership (“Borrower GP”) are entitled to rely on the provisions of Sections 2 and 3 hereof, (ii) if and to the extent any Creditor makes any, claim or demand or pursues any remedy under the Loan Document that is inconsistent with the terms of such Sections 2 and 3, Borrower and Borrower GP may assert such provisions as a defense to such claim, demand or pursuit of remedy, (iii) if and to the extent that any Creditor breaches the provisions of Section 2 and/or 3 above, such Creditor will indemnify and hold Borrower and Borrower GP harmless from and against any loss, claim or expense incurred by Borrower and/or Borrower GP as a result thereof; and (iv) Borrower and Borrower GP are intended as express third party beneficiaries of the provisions of this Section 7(c) and may enforce the terms hereof as fully as if Borrower and Borrower GP were parties hereto.

8. Miscellaneous.

(a) Notices. Any notices required to be delivered hereunder shall be in writing and sent by registered mail, overnight courier or facsimile (with delivery confirmation), and shall be deemed to have been duly given within ten (10) Business Days in the country of the recipient if sent by registered mail, within three (3) Business Days in the country of the recipient if sent by overnight courier, and within one (1) Business Day in the country of the recipient if sent by facsimile to the recipient at its address as listed on Schedule A attached hereto or at such other address as may be designated by written notice to the other parties hereto. For purposes hereof, “Business Day” shall mean any day other than (i) days on which commercial banks in the country of the recipient (located in either New York, New York or Tel Aviv, as applicable) are authorized or obligated to close, or (ii) any day recognized as a holiday by persons of the Jewish faith.

(b) Successors and Assigns. All covenants, promises and agreements by or on behalf of any Creditor that are contained in this Intercreditor Agreement shall be binding upon and inure to the benefit of its respective permitted successors and assigns.

(c) Applicable Law. This Intercreditor Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(d) Amendments and Waivers. This Intercreditor Agreement may be amended and the terms hereof may be waived only with the written consent of each Creditor party hereto.

(e) Severability. In the event any one or more of the provisions contained in this Intercreditor Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(f) Counterparts. This Intercreditor Agreement may be executed by the parties hereto in several counterparts and each such counterpart shall be deemed to be an original, admissible into evidence, but all such counterparts shall together constitute but one and the same Agreement.

(g) No Third Party Beneficiaries. This Intercreditor Agreement is entered into solely for the benefit of the Creditors and their successors and assigns and, except as otherwise set forth in Section 7(c) above, no other Person shall have any right, benefit or priority interest under or because of the existence of this Intercreditor Agreement, including any trustee appointed under Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CREDITORS:

MM PENSIONS REAL ESTATE US LP, an Israeli limited partnership		MIGDAL INSURANCE COMPANY LTD., an Israeli company

By:	MENORA MIVTACHIM	By:	/s/ Omer Kreizel
MESHALEMET LTD., and Israeli company.		Name:	Omer Kreizel
as General Partner		Title:	Chief Investments Officer

By:	/s/ Jony Tal	By:	/s/ Shlomo Gutman
Name:	Jony Tal	Name:	Shlomo Gutman
Title:	Authorized Signatory	Title:	Head of Real Estate

By:	/s/ Shai Kompel
Name:	Shai Kompel
Title:	Authorized Signatory

MENORA MIVTACHIM INSURANCE LTD., an Israeli company (for participating policies)		MIGDAL MAKEFET U.S. REAL ESTATE LP, an Israeli limited partnership

By:	/s/ Jony Tal	By:	/s/ Omer Kreizel
Name:	Jony Tal	Name:	Omer Kreizel
Title:	Chief Investments Officer	Title:	Chief Investments Officer

By:	/s/ Shai Kompel	By:	/s/ Shlomo Gutman
Name:	Shai Kompel	Name:	Shlomo Gutman
Title:	Chief Financial Officer	Title:	Head of Real Estate

MENORA MIVTACHIM INSURANCE LTD., an Israeli company (for nostro)		CARTER/VALIDUS OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	/s/ Jony Tal	By: CARTER VALIDUS MISSION CRITICAL
Name:	Jony Tal	REIT, INC., a Maryland corporation,
Title:	Chief Investments Officer	as General Partner

By:	/s/ Shai Kompel	By:	/s/ John E. Carter
Name:	Shai Kompel	Name:	John E. Carter
Title:	Chief Financial Officer	Title:	Chief Executive Officer

RAMAT OFEK LTD., an Israeli company

By:	/s/ Chaim Lipschitz
Name:	Chaim Lipschitz
Title:	Authorized Signatory

By:	/s/ Shlomo Margolin
Name:	Shlomo Margolin
Title:	Authorized Signatory